As filed with the Securities and Exchange Commission on May 28, 2003

Registration No. 333-104277

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Epicor Software Corporation

(Exact name of Registrant as specified in its charter)

Delaware	33-0277592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

L. George Klaus, Chief Executive Officer

Epicor Software Corporation

195 Technology Drive

Irvine, California 92618-2402

(949) 585-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Katharine A. Martin, Esq. Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304-1050 (650) 493-9300	John Ireland, Esq. Epicor Software Corporation 195 Technology Drive Irvine, California 92618-2402 (949) 585-4000

Approximate date of commencement of proposed sale to the public:    At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock(3)	3,617,350 shares	$1.96	$7,090,006	$573.58

(1)	Consists of shares issuable upon conversion of 300,000 shares of Series D preferred stock and 61,735 shares of Series C preferred stock.
(2)	Estimated solely for purposes of calculating the registration fee and based on the average of the high and low sale prices for the Registrant’s common stock as reported on the Nasdaq National Market on March 26, 2003 in accordance with Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Previously paid.
(4)	The shares being registered hereby will be accompanied by the Registrant’s Series A Junior Participating preferred stock purchase rights. Until the occurrence of certain prescribed events, such rights will not be exercisable, will be evidenced by the certificates representing the Registrant’s common stock, and will attach to and trade only together with the common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 28, 2003

PROSPECTUS

3,617,350 Shares

EPICOR SOFTWARE CORPORATION

Common Stock

This prospectus relates to 3,617,350 shares of common stock that may be offered and sold at various times by the selling stockholders identified on page 12 of this prospectus. We will not receive any of the proceeds from this offering. These shares consist of shares that are issuable from time to time upon conversion of shares of our Series C preferred stock and Series D preferred stock.

Our common stock is traded on the Nasdaq National Market under the symbol “EPIC.” On May 27, 2003, the last reported sale price for the common stock on the Nasdaq National Market was $3.65 per share.

Investing in our common stock involves certain risks. See “ Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May __, 2003

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Epicor Software Corporation

The Company designs, develops, markets and supports computer software applications, which assist mid-sized companies in the planning, management and operation of their businesses. The Company is focused on the mid-market, which includes companies with annual revenues between $10 million and $500 million. The Company’s software products and related consulting and support services are designed to help these companies automate key aspects of their business operations, processes, and procedures—from customer relations, ordering, purchasing and planning, to production, distribution, accounting and financial reporting. By automating these processes, companies may gain faster access to more accurate information, which can improve operating efficiency, reduce cost and allow companies to be more responsive to their customers, ultimately leading to increased revenues. The Company also offers support, consulting and education services in support of its customers’ use of its software products. The Company’s products and services are sold worldwide by its direct sales force and an authorized network of Value Added Resellers (VARs), distributors and authorized consultants.

Prior to 2003, the Company had experienced four consecutive years of operating losses. These losses were the result of numerous factors, including:

•	The adverse impact the year 2000 issue had on the Company’s revenues, particularly during 1999 and 2000

•	Problems arising from the integration of Dataworks Corporation into the Company’s operations following the acquisition of Dataworks on December 31, 1998, particularly during 1999 and 2000

•	The difficulty the Company encountered in trying to reduce its cost structure in response to a deteriorating capital spending environment among mid-market companies and overall deterioration in the general economy, particularly during 2000 and 2001

Throughout the past four years, the Company has attempted to respond to the issues it faced in a number of ways, including in particular a reorganization of the management structure of the Company designed to make the Company more responsive to its customers’ needs, thereby maintaining or increasing revenues, as well as multiple restructurings of the Company’s cost structure designed to reduce costs, attain operating profitability and achieve positive cash flow. During the first quarter of 2003, the Company achieved its first quarterly operating profit since the second quarter of 2001. In addition, the Company has generated positive operating cash flow for six consecutive quarters through the first quarter of 2003. While the Company believes that its efforts to attain profitability and positive cash flow will continue to achieve the desired results, there can be no assurance that the Company will be able to maintain operating profitability or positive cash flow in the future.

Our principal executive offices are located at 195 Technology Drive, Irvine, California 92618-2402 and our telephone number is (949) 585-4000. Our website is located at www.epicor.com. Information contained on the Company’s website is not incorporated herein by reference and is not considered a part of this prospectus.

Common Stock Offered

Under this prospectus, the selling stockholders listed in the section of this prospectus entitled “Selling Stockholders” may offer and sell up to 3,617,350 shares of our common stock, a total of 3,000,000 of which they have acquired or may acquire through the conversion of shares of our Series D preferred stock and a total of 617,350 of which they have acquired or may acquire through the conversion of shares of our Series C preferred stock.

Use of Proceeds

We will not receive any proceeds from the potential sale of the 3,617,350 shares of common stock offered by the selling stockholders.

RISK FACTORS

An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Our quarterly operating results are difficult to predict and subject to substantial fluctuation.

The Company’s quarterly operating results have fluctuated significantly in the past. During the two years ended December 31, 2002, operating results have ranged from an operating loss of $22.1 million to operating income of $0.5 million. The Company’s operating results may continue to fluctuate in the future as a result of many specific factors that include:

•	The demand for the Company’s products, including reduced demand related to changes in marketing focus for certain products, software market conditions or general economic conditions as they pertain to IT spending

•	Fluctuations in the length of the Company’s sales cycles which may vary depending on the complexity of our products as well as the complexity of the customer’s specific software and service needs

•	Changes in accounting standards, including software revenue recognition standards

•	The size and timing of orders for the Company’s software products and services, which, because many orders are completed in the final days of each quarter, may be delayed to future quarters

•	The number, timing and significance of new software product announcements, both by the Company and its competitors

•	Customers’ unexpected postponement or termination of expected system upgrades or replacement due to a variety of factors including economic conditions, changes in IT strategies or management changes

•	Fluctuations in maintenance renewal rates by existing customers

In addition, the Company has historically realized a significant portion of its software license revenues in the final month of any quarter, with a concentration of such revenues recorded in the final ten business days of that month. Due to the above factors, among others, the Company’s revenues are difficult to forecast. The Company, however, bases its expense levels, including operating expenses and hiring plans, in significant part, on its expectations of future revenue. As a result, the Company expects its expense levels to be relatively fixed in the short term. The Company’s failure to meet revenue expectations could adversely affect operating results. Further, an unanticipated decline in revenue for a particular quarter may disproportionately affect the Company’s operating results because a relatively small amount of the Company’s expenses will vary with its revenues in the short run. As a result, the Company believes that period-to-period comparisons of the Company’s results of operations are not and will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Due to the foregoing factors, it is likely that as in past quarters, in some future quarter the Company’s operating results will be below the expectations of public market analysts and investors. As in those past quarters, such an event would likely have an adverse effect upon the price of the Company’s Common Stock.

If we fail to rapidly develop and introduce new products and services based upon emerging technologies and platforms, of if the technologies we choose do not gain market acceptance, we may not be able to compete effectively and our ability to generate revenues will suffer.

The Company’s software products are built and depend upon several underlying and evolving relational database management system platforms such as Microsoft SQL Server, Progress and IBM. To date, the standards and technologies that the Company has chosen to develop its products upon have proven to be popular and have gained broad industry acceptance. However, the market for the Company’s software products is subject to ongoing rapid technological developments, quickly evolving industry standards and rapid changes in customer requirements, and there may be existing or future technologies and platforms that achieve industry standard status, which are not compatible with our products. Additionally, because the Company’s products rely significantly upon popular existing user interfaces to third party business applications, the Company must forecast which user interfaces will be popular in the future. For example, the Company believes the Internet is transforming the way businesses operate and the software requirements of customers. Specifically, the Company believes that customers desire business software applications that enable a customer to engage in commerce or service over the Internet. Recently, the Company has announced its determination to pursue development of several of its primary product lines upon the new Microsoft .NET technology. If the Company cannot develop such .NET compatible products in time to effectively bring them to market, or if .NET does not become a widely accepted industry standard, the ability of the Company’s products to interface to popular third party applications will be negatively impacted and the Company’s competitive position and revenues could be adversely affected.

New software technologies could cause us to alter our business model resulting in adverse affects on our operating results.

Development of new technologies may also cause the Company to change how it licenses or prices its products, which may adversely impact the Company’s revenues and operating results. Emerging licensing models include hosting as well as subscription-based licensing, in which the licensee essentially rents software for a defined period of time, as opposed to the current perpetual license model. The Company’s future business, operating results and financial condition will depend on its ability to effectively train its sales force to sell an integrated comprehensive set of business software products and recognize and implement emerging industry standards and models, including new pricing and licensing models.

If the Company fails to respond to emerging industry standards, including licensing models, and end-user requirements the Company’s competitive position and revenues could be adversely affected.

Our increasingly complex software products may contain errors or defects which could result in the rejection of our products and damage to our reputation as well as cause lost revenue, delays in collecting accounts receivable, diverted development resources and increased service costs and warranty claims.

The Company’s software products are made up of increasingly complex computer programs. Software products as complex as the products offered by the Company often contain undetected errors or failures (commonly referred to as bugs) when first introduced to the market or as new updates or upgrades of such products are released to the market. Despite testing by the Company, and by current and potential customers, prior to general release to the market, the Company’s products may still contain material errors after their initial commercial shipment. Such material errors may result in loss of or delay in market acceptance of the Company’s products, damage to the Company’s reputation, and increased service and warranty costs. Ultimately, such errors could lead to a decline in the Company’s revenues. The Company has from time to time been notified by some of its customers of errors in its various software products. Although it has not occurred to date, the possibility of the Company being unable to correct such errors in a timely manner could have a material adverse effect on the Company’s results of operations and its cash flows. In addition, were material technical problems with the current release of the various database and technology platforms on which the Company’s products operate, including Progress, IBM or Microsoft .NET, to occur, such difficulties could also negatively impact sales of these products, which could in turn have a material adverse effect on the Company’s results of operations.

A variety of specific business interruptions could adversely affect our business.

A number of particular types of business interruptions could greatly interfere with our ability to conduct business. For example, a substantial portion of our facilities, including our corporate headquarters and other critical business operations, are located near major earthquake faults. We do not carry earthquake insurance and do not fund for earthquake-related losses. In addition, our computer systems are susceptible to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Our facilities in California were subjected to an increased probability of rolling electrical blackouts during the summers of 2001 and 2002 as a consequence of a shortage of available electrical power. It is possible that we could again be subject to such blackouts in the future. In the event these blackouts occur or increase in severity, they could disrupt the operations of our affected facilities. The Company also currently contracts with Worldcom/MCI for the majority of its telecommunications services. The recent events surrounding Worldcom, including financial fraud allegations and its bankruptcy filing could possibly result in a disruption of Epicor’s telecommunication capabilities and thus, disrupt Epicor’s business operations. The Company continues to consider and implement its options and develop contingency plans to avoid and/or minimize potential disruptions to its telecommunication services. In addition, the Company does maintain sales operations in Asia, including Taiwan and Hong Kong, as well as Toronto Canada. The recent outbreak of Severe Acute Respiratory Syndrome (SARS) and the accompanying effects on international travel and business may ultimately damage or disrupt the performance of the Company in these areas by limiting the ability of the Company’s employees to travel to affected areas and demonstrate the Company’s products, as well as disrupting the performance of the Company’s employees, facilities, suppliers, distributors and VARs in these areas. As of the date hereof, the ultimate effect of SARS, if any, on the Company’s performance cannot be determined.

We may pursue strategic acquisitions, investments, and relationships and may not be able to successfully manage our operations if we fail to successfully integrate such acquired businesses and technologies.

As part of its business strategy, the Company may continue to expand its product offerings to include application software products and services that are complementary to its existing software applications, particularly in the areas of electronic commerce or commerce over the Internet, or may gain access to established customer bases into which the Company can sell its current products. This strategy has historically and may in the future involve acquisitions, investments in other businesses that offer complementary products, joint development agreements or technology licensing agreements. The specific risks we commonly encounter in these types of transactions include the following:

•	Difficulty in effectively integrating any acquired technologies or software products into our current products and technologies

•	Difficulty in predicting and responding to issues related to product transition such as development, distribution and customer support

•	The possible adverse impact of such acquisitions on existing relationships with third party partners and suppliers of technologies and services

•	The possibility that customers of the acquired company might not accept new ownership and may transition to different technologies or attempt to renegotiate contract terms or relationships, including maintenance or support agreements

•	The possibility that the due diligence process in any such acquisition may not completely identify material issues associated with product quality, product architecture, product development, intellectual property issues, key personnel issues or legal and financial contingencies

A failure to successfully integrate acquired businesses or technology for any of these reasons could have a material adverse effect on the Company’s results of operations.

Future acquisitions of technologies or companies, which are paid for partially, or entirely through the issuance of stock or stock rights could prove dilutive to existing shareholders.

Consistent with past experience, the Company expects that the consideration it might pay for any future acquisitions of companies or technologies could include stock, rights to purchase stock, cash or some combination of the foregoing. If the Company issues stock or rights to purchase stock in connection with future acquisitions, earnings (loss) per share and then-existing holders of the Company’s Common Stock may experience dilution.

We rely, in part, on distributors and VARs to sell our products. Disruptions to these channels would adversely affect our ability to generate revenues from the sale of our products.

The Company distributes products through a direct sales force as well as through a distribution channel, which includes distributors, VARs and authorized consultants, consisting primarily of professional firms. During 2002, 18% of the Company’s software license revenues were generated by VARs and distributors. If the Company’s VARs or authorized consultants cease distributing or recommending the Company’s products or emphasize competing products, the Company’s results of operations could be materially and adversely affected. Historically, the Company has sold its financial and customer relationship management (“CRM”) products through direct sales as well as through the distribution channel. However, the Company is currently creating a distribution channel for certain of its manufacturing product lines not previously sold through VARs. It is not yet certain that these products can be successfully sold through such a channel and the long term impact of this increase in the distribution channel to the Company’s performance is as of yet undetermined as is the Company’s ability to generate additional license and services revenue from such a channel. The success of the Company’s distributors depends in part upon their ability to attract and maintain qualified sales and consulting personnel. Additionally, the Company’s distributors may generally terminate their agreements with the Company upon 90 days notice. Were our distributors to prove unable to maintain such qualified personnel or were several of the Company’s distributors to terminate their agreements and were the Company unable to replace them in a timely fashion, such factors could negatively impact the Company’s results of operations. Finally, there can be no assurance that having both a direct sales force and a distribution channel for the Company’s products will not lead to conflicts between those two sales forces which could adversely impact the Company’s ability to close sales transactions or could have a negative impact upon average selling prices, any of which may negatively impact the company’s operating revenues and results of operations.

A significant portion of our future revenue is dependent upon our existing installed base of customers continuing to license additional products as well as purchasing consulting services and renewing their annual maintenance and support contracts.

Historically, approximately 50 to 60% of the Company’s license revenues, 90% of the Company’s maintenance revenues and a substantial portion of the Company’s consulting revenues are generated from the Company’s installed base of customers. Maintenance and support agreements with these customers are traditionally renewed on an annual basis at the customer’s discretion, and there is normally no requirement that a customer so renew or that a customer pay new license fees or service fees to the Company following the initial purchase. As a result, if our existing customers fail to renew their maintenance and support agreements or fail to purchase new product enhancements or additional services from the Company at historical levels, the Company’s revenues and results of operations could be materially impacted.

Our software products incorporate and rely upon third party software products for certain key functionality and our revenues, as well as our ability to develop and introduce new products, could be adversely affected by our inability to control or replace these third party products and operations.

The Company’s products incorporate and rely upon software products developed by several other third party entities such as Microsoft, IBM and Progress. Specifically, the Company’s software products are built and depend upon several underlying and evolving relational database management system platforms including Microsoft SQL Server, Progress OpenEdge and IBM U2. The Company also maintains several other important contractual relationships with other third party suppliers whose products provide key functionality to the Company’s products such as Microsoft’s FRx financial reporting software products. Although the Company has entered into and maintains contractual relationships with each of these third party suppliers, which contracts facilitate the development of Company products as well as incorporation of the third party products into Company products, the Company exercises very little control over these third party suppliers and their on-going business decisions and products. Additionally, the contractual relationships are generally terminable by either party upon a requisite notice period, which is typically 90 to 180 days notice. In the event that these third party products were to become unavailable to the Company, either directly from the third party manufacturers or through other resellers of such products, the Company could not readily replace these products with substitute products, particularly during the applicable termination notice period. As a result, the Company cannot assure you that these third parties will:

•	Remain in business

•	Continue to support the Company’s product lines

•	Maintain viable product lines

•	Make their product lines available to the Company on commercially acceptable terms

•	Not make their products available to the Company’s competitors on more favorable terms

In the long term (i.e. a year or more), an interruption of supply from these vendors or a termination of the contractual relationship with any one of these third party vendors could potentially be overcome through migration to another third party supplier or development within the Company. However, any interruption or termination in the short term could have a significant detrimental effect on the Company’s ability to continue to market and sell those of its products relying on these specific third party products and could have a material adverse effect on the Company’s business, results of operation, cash flows and financial condition.

The market for Web-based development tools, application products and consulting and education services is emerging, which could negatively affect our client/server-based products.

The Company’s development tools, application products and consulting and education services generally help organizations build, customize or deploy solutions that operate in a client/server-computing environment. There can be no assurance that the market for client/server computing will continue to grow, or will not decrease, or that the Company will be able to respond effectively to the evolving requirements of these markets. The Company believes that the environment for application software is continuing to change from client/server to a Web-based environment to facilitate commerce on the Internet. If the Company fails to respond effectively to evolving requirements of this market, the Company’s business, financial condition, results of operations and cash flows will be materially and adversely affected.

The market for our software products and services is highly competitive. If we are unable to compete effectively with existing or new competitors our business could be negatively impacted.

The business information systems industry in general and the manufacturing, CRM and financial computer software industry specifically in which the Company competes are very competitive and subject to rapid technological change, evolving standards, frequent product enhancements and introductions and changing customer requirements. Many of the Company’s current and potential competitors have (1) longer operating histories, (2) significantly greater financial, technical and marketing resources, (3) greater name recognition, (4) larger technical staffs, and (5) a larger installed customer base than the Company. A number of companies offer products that are similar to the Company’s products and that target the same markets. In addition, any of these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements (such as commerce on the Internet and Web-based application software), and to devote greater resources to the development, promotion and sale of their products than the Company. Furthermore, because there are relatively low barriers to entry in the software industry, the Company expects additional competition from other established and emerging companies. Such competitors may develop products and services that compete with those offered by the Company or may acquire companies, businesses and product lines that compete with the Company. It also is possible that competitors may create alliances and rapidly acquire significant market share, including in new and emerging markets. Accordingly, there can be no assurance that the Company’s current or potential competitors will not develop or acquire products or services comparable or superior to those that the Company develops, combine or merge to form significant competitors, or adapt more quickly than will the Company to new technologies, evolving industry trends and changing customer requirements. Competition could cause price reductions, reduced margins or loss of market share for the Company’s products and services, any of which could materially and adversely affect the Company’s business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that the competitive pressures that the Company may face will not materially adversely affect its business, operating results, cash flows and financial condition.

We may not be able to maintain and expand our product offerings or business if we are not able to retain, hire and integrate sufficiently qualified personnel.

The Company’s success depends in large part on the continued service of key management personnel that are not subject to an employment agreement. In addition, the competition to attract, retain and motivate qualified technical, sales and software development personnel is intense. The Company has at times, including during the rise of the dot coms in the mid to late 1990’s, experienced significant attrition and difficulty in recruiting qualified personnel, particularly in software development and customer support. Additionally, the sudden unexpected loss of such technical personnel such as developers can have a negative impact on the Company’s ability to develop and introduce new products in a timely and effective manner. There is no assurance that the Company can retain its key personnel or attract other qualified key personnel in the future. The failure to attract or retain such persons could have a material adverse effect on the Company’s business, operating results, cash flows and financial condition.

Our future results could be harmed by economic, political, geographic, regulatory and other specific risks associated with our international operations.

The Company believes that any future growth of the Company will be dependent, in part, upon the Company’s ability to maintain and increase revenues in its existing and emerging international markets, including Asia and Latin America. During 2002, 30% of total revenues were generated by the Company’s international operations. There can be no assurance that the Company will maintain or expand its international sales. If the revenues that the Company generates from foreign activities are inadequate to offset the expense of maintaining foreign offices and activities, the Company’s business, financial condition and results of operations could be materially and adversely affected. The increasingly international reach of the Company’s businesses could also subject the Company and its results of operations to unexpected, uncontrollable and rapidly changing economic and political conditions. Specifically, our international sales and operations are subject to inherent risks, including:

•	Differing intellectual property and labor laws

•	Lack of experience in a particular geographic market

•	Different and changing regulatory requirements in various countries and regions

•	Tariffs and other barriers, including import and export requirements and taxes on subsidiary operations

•	Fluctuating exchange rates and currency controls

•	Difficulties in staffing and managing foreign sales and support operations

•	Longer accounts receivable payment cycles

•	Potentially adverse tax consequences, including repatriation of earnings

•	Development and support of localized and translated products

•	Lack of acceptance of localized products or the Company in foreign countries

•	Shortage of skilled personnel required for local operations

•	Euro adoption

•	Perceived health (e.g. SARS) or terrorist risks which impact a geographic region and business operations therein

Any one of these factors or a combination of them could materially and adversely affect the Company’s future international sales and, consequently, the Company’s business, operating results, cash flows and financial condition. A portion of the Company’s revenues from sales to foreign entities, including foreign governments, has been in the form of foreign currencies. The Company does not have any hedging or similar foreign currency contracts. Fluctuations in the value of foreign currencies could adversely impact the profitability of the Company’s foreign operations.

If third parties infringe our intellectual property, we may expend significant resources enforcing our rights or suffer competitive injury.

The Company considers its proprietary software and the related intellectual property rights in such products to be among its most valuable assets. The Company relies on a combination of copyright, trademark and trade secret laws (domestically and internationally), employee and third-party nondisclosure agreements and other industry standard methods for protecting ownership of its proprietary software. However, the Company cannot assure you that in spite of these precautions, an unauthorized third party will not copy or reverse-engineer certain portions of the Company’s products or obtain and use information that the Company regards as proprietary. From time to time, the Company does take legal action against third parties whom the Company believes are infringing upon the Company’s intellectual property rights. However, there is no assurance that the mechanisms that the Company uses to protect its intellectual property will be adequate or that the Company’s competitors will not independently develop products that are substantially equivalent or superior to the Company’s products.

Moreover, the Company expects that as the number of software products in the United States and worldwide increases and the functionality of these products further overlaps, the number of these types of claims will increase. Any such claim, with or without merit, could result in costly litigation and require the Company to enter into royalty or licensing arrangements. The terms of such royalty or license arrangements, if required, may not be favorable to the Company. In addition, in certain cases, the Company provides the source code for some of its application software under licenses to its customers and distributors to enable them to customize the software to meet their particular requirements or translate or localize the products for resale in foreign countries, as the case may be. Although the source code licenses contain confidentiality and nondisclosure provisions, the Company cannot be certain that such customers or distributors will take adequate precautions to protect the Company’s source code or other confidential information. Moreover, regardless of contractual arrangements, the laws of some countries in which the Company does business or distributes its products do not offer the same level of protection to intellectual property as do the laws of the United States.

Our operating cash flows are subject to fluctuation, primarily related to our ability to timely collect accounts receivable and to achieve anticipated revenues and expenses. Negative fluctuations in operating cash flows may require us to seek additional cash sources to fund our working capital requirements.

During the two-year period ended December 31, 2002, the Company’s quarterly operating cash flows have ranged from negative $13.7 million to positive $10.3 million. The Company’s cash and cash equivalents have increased from $26.8 million at December 31, 2000 to $40.4 million at March 31, 2003. The Company has however, continued to experience decreasing revenues and, prior to the first quarter of 2003, continued operating losses. As a result, in the fourth quarter of 2002, the Company underwent a restructuring of its operations in an effort to reduce its cost structure through a reduction in workforce of approximately 15% and the consolidation of facilities. If the Company is not successful in achieving its anticipated revenues and expenses or maintaining a positive cash flow, the Company may be required to take further actions to reduce its operating expenses, such as additional reductions in work force, and/or seek additional sources of funding. In addition, although the Company currently has in place a bank line of credit, the Company has in quarters prior to 2002 violated certain financial covenants included in the terms of that credit agreement. The Company received waivers from its lender prior to 2002 for these prior violations. In addition, the Company renegotiated the financial covenants during the second quarter of 2002 to reduce the thresholds required for future compliance with the covenants. The Company has since complied with the revised covenants. However, if the Company is unable to maintain a positive cash flow or achieve operating profitability, there can be no assurance that the Company will not violate the covenants in the future. Should such violations occur, there can be no assurance that the Company would be able to secure alternative funding on acceptable terms, or at all. Since December 31, 1999, the Company has also experienced fluctuations in the proportion of accounts receivable over 90 days old. These fluctuations have been due to various issues, including product and service quality, deteriorating financial condition of customers during the recent recession, and lack of effectiveness of the Company’s collection processes. If the Company cannot successfully collect a significant portion of its net accounts receivable, the Company may be required to seek alternative financing sources in addition to its current bank credit facility. In addition, should the Company not be able to maintain or reduce its aged receivables, its ability to borrow against the revolving portion of the credit facility may be severely restricted due to the fact that borrowings are limited to 85% of eligible receivables, as defined, which excludes receivables over ninety days old.

The market for our stock is volatile and fluctuations in operating results, changes in the Company’s guidance on revenues and earnings estimates and other factors could negatively impact our stock’s price.

During the three year period ended December 31, 2002, the price of the Company’s common stock has ranged from a low of $0.65 to a high of $10.25. During the quarter ended March 31, 2002, the stock price ranged from a low of $1.23 to a high of $2.95. As of May 5, 2003, the Company had 43,573,982 shares of common stock outstanding as well as 61,735 and 300,000 shares of Series C and D Preferred Stock outstanding, respectively. The market prices for securities of technology companies, including the Company’s, have historically been quite volatile. Quarter to quarter variations in operating results, changes in the Company’s guidance on revenues and earnings estimates, announcements of technological innovations or new products by the Company or its competitors, announcements of major contract awards, announcements of industry acquisitions by us or our competitors, changes in accounting standards or regulatory requirements as promulgated by the FASB, SEC, NASDAQ or other regulatory entities, changes in management, and other events or factors may have a significant impact on the market price of the Company’s Common Stock. In addition, the securities of many technology companies have experienced extreme price and volume fluctuations, which have often been related more to changes in recommendation or financial estimates by securities analysts than to the companies’ actual operating performance. Any of these conditions may adversely affect the market price of the Company’s Common Stock.

If proposed regulations pertaining to accounting treatment for employee stock options are enacted, the Company’s business practices may be materially altered.

The Company has historically compensated and incentivized its employees, including many of its key personnel and new hires though the issuance of options to acquire Company common stock. The Company currently accounts for the issuance of stock options to employees according to APB Opinion No. 25, “Accounting for Stock Issued to Employees.” If proposals currently under consideration by accounting standards organizations and governmental authorities which would require immediate expense recognition for stock options were adopted, the Company might change its current practices with respect to the granting of employee stock options to reduce the number of stock options granted to employees. Such a change could impact the Company’s ability to retain existing employees or to attract qualified new candidates. As a result the Company might have to increase cash compensation to these individuals. Such changes could have a negative impact upon the Company’s earnings.

Because of these and other factors affecting the Company’s operating results, past financial performance should not be considered an indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that involve risks and uncertainties. Any statements contained herein (including without limitation statements to the effect that the Company or Management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” or “will” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be construed as forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those described in the prospectus under “Risk Factors.” Because of these and other factors that may affect the Company’s operating results, past performance should not be considered an indicator of future performance and investors should not use historical results to anticipate results or trends in future periods. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents the Company files from time to time with the SEC including its quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K to be filed by the Company.

We have not authorized any person to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You should not rely on such information or representation. Neither the delivery of this prospectus or any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered hereunder. All proceeds from the sale of the shares offered hereunder will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The table below sets forth as of May 28, 2003, for each selling stockholder, the number of shares of common stock beneficially owned, the number of shares of common stock beneficially owned that may be offered for sale from time to time under this prospectus, and the amount and percentage of common stock to be beneficially owned after the offering. For purposes of listing in the following table the amount and percentage of common stock to be beneficially owned after the offering, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus, since we can not estimate the number of the shares that will actually be sold pursuant to this offering.

The selling stockholders consist of various entities associated with Trident Capital, Inc. These Trident entities purchased from us an aggregate of 300,000 shares of our Series D preferred stock in February 2003. The Trident entities purchased an aggregate of 25,415 shares of our Series C preferred stock from us in May 1995, and purchased an aggregate of 36,320 additional shares of our Series C preferred stock from another stockholder of Epicor in a private transaction on March 5, 2003.

Each share of Series C preferred stock and Series D preferred stock is initially convertible into 10 shares of our common stock. The original purchase price of the Series C preferred stock is $78.70 per share, and the original purchase price of the Series D preferred stock is $19.10 per share. In the event of a liquidation, dissolution or winding up of the Company, holders of Series C and Series D preferred stock are entitled to receive, on a pari passu basis, their original purchase price per share plus accrued or declared but unpaid dividends, pro rata on an as-converted basis, prior and in preference to any distribution to holders of common stock or Series A Junior Participating preferred stock. Following this initial distribution, holders of Series C and Series D preferred stock would then be entitled to a secondary distribution in which such holders would share (together with holders of common stock) in the distribution of any remaining assets of the Company, pro rata on an as-converted basis, with the limitation that the combined initial and secondary liquidation rights of the holders of Series C and Series D preferred stock as described may not exceed an amount equal to twice the original purchase price per share plus accrued or declared but unpaid dividends. Any acquisition of the Company, sale of all or substantially all of the Company’s assets or other transaction in which more than 50% of the Company’s voting power is transferred shall be treated as a liquidation event.

Donald R. Dixon, one of our directors, is affiliated with each of the selling stockholders. He is a member of Trident Capital Management V, LLC, the limited liability company which serves as the general partner of Trident Capital Fund-V, L.P., Trident Capital Fund-V Affiliates Fund, L.P., Trident Capital Fund-V Affiliates Fund (Q), L.P., Trident Capital Fund-V Principals Fund, L.P., and Trident Capital Parallel Fund-V, C.V. He is also a managing director of Trident Capital, Inc., which serves as general partner of Trident Capital, L.P. Trident Capital, L.P. is the general partner of Trident Capital Partners Fund I, L.P. and investment general partner of Trident Capital Partners Fund-I, C.V. Mr. Dixon, who may be deemed a beneficial owner of the shares of common stock held by the selling stockholders, disclaims beneficial ownership except to the extent of his proportional share therein. In his capacity as one of our directors, Mr. Dixon was granted 30,000 shares of our restricted common stock and 20,000 options to purchase our common stock, all of which he has assigned to Trident Capital, L.P. The shares granted to Mr. Dixon in his capacity as a director of Epicor are not covered by the registration statement of which this prospectus is a part.

Besides Mr. Dixon, other individuals affiliated with the selling stockholders share control over the shares being sold. In addition to Mr. Dixon, Bonnie N. Kennedy, Venetia Kontogouris, Christopher P. Marshall,

Robert C. McCormack, Peter T. Meekin, John H. Moragne and Todd A. Springer are managing directors of Trident Capital, Inc. and members of Trident Capital Management V, LLC.

Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Pursuant to the Series D Preferred Stock Purchase Agreement, the selling stockholders listed below may assign their registration rights relating to this prospectus to certain permitted transferees.

Name	Shares Owned(1) Prior to Offering		Shares Being Offered Hereby		Shares Owned After Offering(2)	Percentage Owned After Offering(2)
Trident Capital Fund-V, L.P.	3,012,880	(3)	3,012,880	(3)	—	*
Trident Capital Fund-V Affiliates Fund, L.P.	17,510	(4)	17,510	(4)	—	*
Trident Capital Fund-V Affiliates Fund (Q), L.P.	16,700	(5)	16,700	(5)	—	*
Trident Capital Fund-V Principals Fund, L.P.	87,210	(6)	87,210	(6)	—	*
Trident Capital Parallel Fund-V, C.V.	228,900	(7)	228,900	(7)	—	*
Trident Capital Partners Fund-I, L.P.	212,180	(8)	212,180	(8)	—	*
Trident Capital Partners Fund-I, C.V.	41,970	(9)	41,970	(9)	—	*

*	Represents less than 1% of our common stock.
(1)	For purposes of this table, ownership means beneficial ownership of shares of our common stock issuable upon conversion of outstanding preferred stock, as determined in accordance with the rules of the SEC.
(2)	Assumes that each selling stockholder sells all shares registered under this registration statement.
(3)	Includes 2,687,510 shares underlying Series D Preferred Stock on an as-converted basis and 325,370 shares underlying Series C Preferred Stock on an as-converted basis.
(4)	Includes 15,620 shares underlying Series D Preferred Stock on an as-converted basis and 1,890 shares underlying Series C Preferred Stock on an as-converted basis.
(5)	Includes 14,900 shares underlying Series D Preferred Stock on an as-converted basis and 1,800 shares underlying Series C Preferred Stock on an as-converted basis.
(6)	Includes 77,790 shares underlying Series D Preferred Stock on an as-converted basis and 9,420 shares underlying Series C Preferred Stock on an as-converted basis.
(7)	Includes 204,180 shares underlying Series D Preferred Stock on an as-converted basis and 24,720 shares underlying Series C Preferred Stock on an as-converted basis.
(8)	Includes 212,180 shares underlying Series C Preferred Stock on an as-converted basis.
(9)	Includes 41,970 shares underlying Series C Preferred Stock on an as-converted basis.

PLAN OF DISTRIBUTION

We are registering a total of 3,617,350 shares of common stock on behalf of certain selling stockholders associated with Trident Capital, Inc. We are registering all of these shares pursuant to the Series D Preferred Stock Purchase Agreement, dated February 11, 2003, between the Company and the selling stockholders. We will receive no proceeds from this offering.

For purposes of the following description, the term “selling stockholders” may include certain permitted transferees under the Series D Preferred Stock Purchase Agreement, selling shares received after the date of this prospectus from a selling stockholder listed below. The selling stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, effect sales directly, or through underwriters, broker-dealers or agents. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution, such as an over-the-counter distribution in accordance with the rules of the Nasdaq National Market or applicable exchange;

•	privately negotiated transactions;

•	transactions involving the writing of options;

•	after this registration statement becomes effective, short sales and sales to cover short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	block trades;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Stockholders named in the section entitled “Selling Stockholders” have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares by any such selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock hereunder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

We have undertaken to pay certain fees and expenses incident to the registration of the shares of common stock, including registration and filing fees, printing expenses, and certain legal and accounting fees. We have agreed to indemnify the stockholders named in the section entitled “Selling Stockholders” against losses, claims, damages or liabilities that could arise out of violations or alleged violations by the Company of federal or state securities laws, including the Securities Act and the Exchange Act, or fraud with respect to this registration statement; provided, however, that such selling stockholders have indemnified the Company with respect to losses, claims, damages or liabilities arising out of securities law violations or fraud to the extent that the violations occur in reliance upon written representations of the selling stockholders specifically intended for use in the registration statement of which this prospectus is a part.

We have undertaken to keep a registration statement of which this prospectus constitutes a part effective until the earlier of the disposition of all the shares offered hereby, or generally until such time as all of the shares offered hereby may be sold without the registration requirements of the Securities Act pursuant to Rule 144.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the common stock being offered hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

EXPERTS

The financial statements and the related financial statement schedule for the years ended December 31, 2002 and 2001 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and related financial statement schedule for the year ended

December 31, 2000 of the Company appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The statements of assets acquired and liabilities assumed as of September 30, 2002 and December 31, 2001 of the eProcurement, Sourcing and Settlement product lines of Clarus Corporation acquired by Epicor Software Corporation, and the related statements of direct revenue and expenses of the eProcurement, Sourcing and Settlement product lines of Clarus Corporation acquired by Epicor Software Corporation for the nine month period ended September 30, 2002 and the year ended December 31, 2001, appearing in the Company’s Current Report on Form 8-K/ A dated December 6, 2002, and filed with the Securities and Exchange Commission on February 20, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	Our Current Report on Form 8-K filed on February 18, 2003;

•	Our Current Report on Form 8-K/ A filed on February 20, 2003 (updated pro forma financial information through the date of acquisition is not included due to the insignificant results of operation of the Clarus Corporation product lines acquired by Epicor from October 1, 2002 through the date of acquisition, December 6, 2002); and

•	The description of our common stock contained in our registration statement on Form 8-A under the Exchange Act as filed with the SEC on April 14, 1994, as amended November 21, 2001.

You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: John Ireland, General Counsel, Epicor Software Corporation, 195 Technology Drive, Irvine, California 92618-2402; telephone number (949) 585-4000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s web site is http://www.sec.gov.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

Amount to be Paid by Registrant
SEC registration fee	$573.58
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Printing and engraving expenses	$5,000
Miscellaneous	$5,000

Total	$40,573.58

The Registrant intends to pay all expenses of registration, issuance and distribution, except that the selling stockholders shall pay all applicable selling commissions, brokerage fees and stock transfer taxes, if any.

Item 15.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation to grant or a court to award indemnification to directors and officers in terms that are sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Second Restated Certificate of Incorporation, as amended, and the Registrant’s Amended and Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. The Registrant’s Amended and Restated Bylaws also provide that the Registrant may purchase insurance to protect any director, officer, employee or agent against any liability, whether or not the Company would have the power to indemnify such person against such liability under Delaware Law. In addition, the Registrant has entered into indemnification agreements with its directors and certain officers, pursuant to which these directors and officers are indemnified to the fullest extent permitted by the Registrant’s Second Restated Certificate of Incorporation, the Registrant’s Amended and Restated Bylaws and applicable law as the same exists or may be amended.

Pursuant to an Agreement and Plan of Reorganization (Merger Agreement) between the Registrant and DataWorks Corporation dated October 13, 1998, a subsidiary of the Registrant merged into DataWorks and DataWorks became a wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, the Registrant agreed to cause the surviving corporation to fulfill the obligations of DataWorks pursuant to any indemnification agreements between DataWorks and its directors and officers as of the time of the merger and any indemnification provisions under DataWorks’ Certificate of Incorporation and DataWorks’ Bylaws as in effect on the date of the Merger Agreement. In addition, pursuant to the Merger Agreement, for a period of six years after the time of the merger, the Registrant agreed to cause the surviving corporation to use its commercially reasonable efforts to maintain in effect, if available, director’s and officer’s liability insurance covering those persons who were covered by DataWorks’ director’s and officer’s liability insurance policy on terms comparable to those applicable to the DataWorks director and officer insurance policy; provided, however that in no event is the Registrant or the surviving corporation required to expend in excess of 150% of the annual premium paid by DataWorks for such coverage (or such coverage as is available for such 150% of such annual premium).

Item 16.    Exhibits

Exhibit Number	Description of Exhibit

4.1

Certificate of Designations of Series C Convertible Preferred Stock dated May 26, 1995 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995)

4.2

Certificate of Designations of Series D Convertible Preferred Stock dated February 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Independent Auditors—Ernst & Young LLP

23.3	Consent of Independent Auditors—Deloitte & Touche LLP

23.4	Consent of Independent Auditors—KPMG LLP

24.1	Power of Attorney (previously filed)

99.1

Series D Preferred Stock Purchase Agreement dated February 11, 2003 between the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)

Item 17.    Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on May 28, 2003.

EPICOR SOFTWARE CORPORATION NAME

By:	/s/ L. GEORGE KLAUS
L. GEORGE KLAUS Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ L. GEORGE KLAUS L. George Klaus	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	May 28, 2003

/s/ MICHAEL A. PIRAINO Michael A. Piraino	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 28, 2003

/s/ * Harold D. Copperman	Director	May 28, 2003

/s/ * Donald R. Dixon	Director	May 28, 2003

/s/ * Thomas F. Kelly	Director	May 28, 2003

/S/ ROBERT H. SMITH Robert H. Smith	Director	May 28, 2003

*By:	/s/ L. GEORGE KLAUS
L. George Klaus

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1

Certificate of Designations of Series C Convertible Preferred Stock dated May 26, 1995 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended June 30, 1995)

4.2

Certificate of Designations of Series D Convertible Preferred Stock dated February 11, 2003 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

23.1	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

23.2	Consent of Independent Auditors—Ernst & Young LLP

23.3	Consent of Independent Auditors—Deloitte & Touche LLP

23.4	Consent of Independent Auditors—KPMG LLP

24.1	Power of Attorney (previously filed)

99.1

Series D Preferred Stock Purchase Agreement dated February 11, 2003 between the Company and the Purchasers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 18, 2003)